RYLAND MORTGAGE
				       11000 Broken Land Parkway
				       Columbia, Maryland
				       21044-3562

				       410 715-7500 Tel

Ryland Mortgage Company
11000 Broken Land Parkway
Columbia, MD  21044-3562
Attention:  Joy Altenburg

RE:  Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the fiscal year ending December 31, 1994:

(A) all premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage
Insurance Policy (if applicable), with respect to each Mortgaged
Property, have been paid and that all such insurance policies are in full force and effect;

(B) all real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgage Property, the reason for the non-payment has been reported to Ryland Mortgage Company;

(C) that he/she has reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Ryland Mortgage Company;

(D) that he/she has confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(E) that the Servicer is currently and approved FNMA or FHLMC servicer in good standing; or an FDIC insured institution that is a member of SAIF or BIF and is compliance with all capital requirements and other requirements from time to time specified by the Office of Thrift Supervision, the FDIC or the Office of the Comptroller of the Currency that are applicable to the Seller/Servicer;

(F)  that the Servicer is a HUD-approved originator; and

(G) that the custodial P&I and T&I accounts have been reconciled in accordance with the terms of the Servicing Agreement, Trust
Agreement, Pooling and Servicing Agreement and/or Seller/Servicer
Guide.


Certified By:

/s/Walter Z. Kepler
Serving Officer Name

Senior Vice President
Title

March 13, 1995
Date